Exhibit 99.1

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of February 1, 2008 by and between Icagen, Inc. (the “Company”), a Delaware corporation with offices located at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703, and Richard D. Katz (“Executive”), whose address is 209 Sierra Drive, Chapel Hill, North Carolina, 27514.

W I T N E S S E T H :

WHEREAS, on August 21, 2007, the Company and Executive entered into a Second Amended and Restated Executive Employment Agreement (the “Agreement”), pursuant to which the Company employs the Executive in the position of Chief Financial Officer and Senior Vice President, Finance and Corporate Development and Treasurer on the terms and subject to the conditions set forth therein; and

WHEREAS, the Company and Executive desire to amend the Agreement on the terms set forth below;

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. AMENDMENT TO DEFINITION OF SEVERANCE BENEFIT. The first paragraph of Section 5(e) of the Agreement is hereby amended to read in its entirety as follows:

“(e) Severance. In the event of termination of Executive’s employment (i) by the Company without Cause or (ii) by Executive for Good Reason and subject to Executive’s signing and not revoking a general release of claims with the Company in a form satisfactory to the Company, Executive shall receive, as partial consideration for the covenants of Executive set forth in the agreement referenced in Section 6 hereof, a severance payment (the “Severance Benefit”) in an amount equal to eighteen (18) month’s base salary plus the average of cash bonuses awarded Executive over the two (2) years prior to Executive’s termination of employment. The Company shall pay the Severance Benefit to Executive in semi-monthly installments to be paid on each of the 15th and last business day of each calendar month commencing in the month immediately following the date of termination of Executive’s employment, each such semi-monthly installment to be equal to two weeks’ base salary. Executive shall also continue to be entitled to receive all Company medical and dental insurance, life insurance and disability insurance benefits to which Executive was entitled as of the date of termination (the “Continuing Benefits”), subject to the terms of all applicable benefit plans and to the extent such benefits can be provided to non-employees (or to the extent such benefits cannot be provided to non-employees, then the Company shall pay to Executive on each of the 15th and last business day of each month during the applicable period the amount that the Company was paying to the applicable third party for such benefits immediately prior to the termination of Executive’s employment), at the same average level and on the same terms and conditions which applied immediately prior to the date of Executive’s termination, for the shorter of (i) of eighteen (18) months, or (ii) until Executive obtains comparable coverage from another employer. The Company shall also pay to Executive any payments due pursuant to Section 5(g) hereof.”

2. DEFINITION OF AGREEMENT. From and after the execution of this Amendment by the parties hereto, all references to the defined term “Agreement” that appear in the Agreement shall be deemed to refer to the Agreement, as amended by this Amendment.

3. EFFECT OF AMENDMENT. Except for the modifications explicitly set forth in this Amendment, all provisions of the Agreement in effect prior to the execution of this Amendment shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Second Amended and Restated Executive Employment Agreement as of the day and year first above written.

ICAGEN, INC.

By:	/s/ P. Kay Wagoner
Name:	P. Kay Wagoner
Title:	President and Chief Executive Officer

/s/ Richard D. Katz
Richard D. Katz

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